Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-32869, 333-88442, and 333-149035 on Form S-8 and Registration Statement Nos. 333-68766, 333-119756, 333-121835, 333-121837 and 333-123403 on Form S-3 of our report dated February 27, 2009 (September 29, 2009 as to the effects of adoption of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51 as discussed in Note 1 and updates to the subsequent events as discussed in Note 26), relating to the consolidated financial statements and financial statement schedule of Terra Industries Inc. and subsidiaries for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 160 and the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans relating to the recognition and related disclosure provisions effective December 31, 2006) appearing in this Current Report on Form 8-K of Terra Industries Inc. and subsidiaries dated September 30, 2009.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
September 30, 2009